Exhibit 99.1

Entrada Networks Reports Second Quarter Results

    San Diego, California -(BUSINESS WIRE)- September 16, 2004 -Entrada Networks, Inc. (OTCBB: ESAN) today announced results for the second quarter of fiscal year 2005 ended July 31, 2004.

For the three months ended July 31, 2004, the Company reported today the total net revenue from its storage and security, adapter card, frame relay and service businesses of $1.1 million compared with $2.1 million reported for the same period last year, a decrease of 48.2%.

For the second quarter ended July 31, 2004, the Company reported a net loss of $0.9 million, or a loss of $0.06 per share, compared to a net loss of $0.5 million, or $0.04 per share, for the same period last year. However, when compared to the first quarter ended April 30, 2004, the Company’s revenue went up by 180%. This is the first quarter in the last four successive quarters that the Company showed net revenue above one million dollars.

For the six months ended July 31, 2004, the Company reported today the total net revenue from its storage and security, adapter card, frame relay and service businesses of $1.4 million, compared with $4.8 million reported for the same period last year, a decrease of 69.7%.

For the six months ended July 31, 2004, the Company reported a net loss of $1.7 million, or a loss of $0.12 per share, compared to a net income of $0.3 million, or $0.02 per share, for the same period last year.

The financial results for the second quarter and the six months ended July 31, 2004, include the operations of Microtek Systems, Inc., which the Company acquired as of May 14, 2004.

The Company’s professed strategy focuses on acquisition opportunities that fit into its existing technologies with emphasis on storage markets, as well as commercializing its own line of products in storage area network transport. In addition, the Company continues its efforts to restore profitability to its Rixon Networks subsidiary through increased sales efforts and reduced overhead, and sustain its profitable Sync Research subsidiary. "The acquisition of Microtek is a leading and prime example of the implementation of our strategy. We shall remain on course and are discussing business combinations with several potential acquisition candidates," said Dr. Kanwar J.S. Chadha, Chairman & CEO of Entrada Networks.

Among the highlights of the second quarter was the Company’s acquisition of Microtek Systems, a Milwaukee, Wisconsin based leading provider of security, digital imaging, information infrastructures and storage solutions. Its customer base encompasses financial, health and insurance sectors, primarily in the mid-west. Microtek showed revenues of $3.5 million for the fiscal year ended December 31, 2003. Microtek’s recent historical financial results prior to acquisition were filed on Forms 8-K/A on July 28, 2004 and August 12, 2004.

The other highlight of the six months ended July 31, 2004 was that the Company raised $1.5 million in two debt financings, as previously announced. The proceeds were used for the acquisition of Microtek as well as working capital. The Company has an agreement to raise an additional $2.3 million in institutional equity through it engagement with SBI USA, LLC. The equity funding, which is contingent on the effectiveness of a Registration Statement with the Securities and Exchange Commission covering the shares, will be made available in four tranches. The Registration Statement was filed on August 12, 2004 after withdrawing the earlier submission upon the advice and guidance from the SEC staff. This funding will further allow the Company to implement its professed strategy.

About Entrada Networks

Entrada Networks, through its operating subsidiaries, is in the business of providing, developing and marketing solutions and products in the storage, security and networking connectivity industries. Torrey Pines Networks specializes in the design & development of storage and metropolitan area networks transport product line, named Silverline™, designed to interconnect geographically separate data centers, post production facilities of film studios, or aggregate different types of data or video traffic of university campuses or fiber to home of Cable operators or companies with significant price/feature advantage. Over just one strand of dark fiber in a metropolitan area and up to over 100 km, our products provide 4:1 bi-directional capacity increase at wire speed and at a significantly lower price. Rixon Networks manufactures and sells a line of fast and gigabit Ethernet adapter cards that are purchased by large networking original equipment manufacturers as original equipment for servers, and other computer and telecommunications products. Sync Research manufactures and services frame relay products for some of the major financial institutions in the U.S and abroad. Entrada Networks is headquartered in San Diego, CA with sales & manufacturing in Milwaukee, Wisconsin and Lake Forest, California, respectively. www.EntradaNetworks.com

Safe Harbor

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including but not limited to the following factors: 1) the ability of the Company to generate the cash flow from operations, or raise additional capital necessary to finance its ongoing businesses; 2) the ability of the Company to develop or acquire new profitable lines of business and to attract and retain management to lead this effort; 3) the continuing market acceptance of the legacy products which account for all of the Company’s current revenues; 4) the ability of the Company to generate revenues from its research and development efforts in the SAN space; 5) the much greater financial and other resources of Entrada Networks' many well-entrenched competitors; 6) the adoption of technology standards different from those under which Entrada is prepared to deliver products; and 7) such other factors as are set forth in Entrada’s annual report on Form 10-K, filed May 14, 2004, and in the reports previously filed.

Contact Information:
James G. Loofbourrow
Entrada Networks
(858) 597-1102
jloofbourrow@entradanet.com